Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made by and between Internap Corporation (“Company”) and Peter D. Aquino (“Executive”) this 12th day of September, 2016 (the “Effective Date”).

WHEREAS, Executive desires to serve as the President and Chief Executive Officer of the Company in exchange for the protection and other consideration set forth in this Agreement.

NOW THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:

ARTICLE I
EMPLOYMENT

1.1	Employment. Company agrees to employ Executive and Executive hereby accepts such employment with the Company upon the terms and conditions set forth in this Agreement, for the three-year period (the “Employment Period”) beginning on September 19, 2016 (“Start Date”) and ending on September 18, 2019, unless earlier terminated by either party pursuant to ARTICLE II of this Agreement. At least ninety (90) days prior to the expiration of the Employment Period, the parties shall begin negotiations in good faith to renew this Agreement for a designated period of time. If this Agreement is renewed in accordance with this Section, each renewal period shall be included in the definition of “Employment Period” for purposes of this Agreement. If this Agreement is not renewed in accordance with this Section, (i) Executive’s employment shall terminate, and (ii) this Agreement shall no longer be in effect; provided, however, that the restrictive covenants and all post-termination obligations contained in this Agreement shall survive termination of this Agreement.

1.2	Position and Duties.

(a)	Commencing on the Start Date and continuing during the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company. As President and Chief Executive Officer, Executive, subject to the control of the Board, shall have primary supervision and control over the business, property and affairs for the Company and perform such duties as may be assigned to him by the Board. The Company shall establish a Company Northern Virginia office at the Executive’s current office in Reston, Virginia as of the Effective Date. Such Northern Virginia office shall be the Executive’s primary work location and office. It is understood that the duties of the President and Chief Executive Officer include frequent travel not only to the Company’s headquarters in Atlanta, Georgia, but to its locations around the world, and representation of the Company in an official capacity wherever required for its business. As such, Executive shall use good judgment and act as a reasonable steward of Company resources in arranging for business travel and accommodations suitable for a President and Chief Executive Officer outside of the Company office in Northern Virginia, which shall be reimbursed in accordance with the Company’s travel policies, and as contemplated by Section 1.3(e).

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(b)	Executive shall be appointed to the Board upon commencement of Executive’s employment and shall serve in such capacity until his successor is duly appointed and qualified, or until his earlier death, resignation or removal.

(c)	Executive may serve on no more than one (1) board of directors, other than the Board, with the Board’s consent to the extent such participation does not interfere with the Executive’s time and attention to the Company. As of the Effective Date, it is publically disclosed and known that the Executive participates as a director on two (2) outside public company boards. In conjunction with the execution of this Agreement, the Executive agrees to transition down to one (1) outside public company board in an orderly manner no later than the date of the respective annual meeting for each company to be held in 2017. The transition to one (1) outside directorship shall occur on or before the next annual meeting of shareholders of those companies. Notwithstanding anything to the contrary in this Agreement, Executive shall not be prevented from: (i) managing his personal investments (including current business activities disclosed on Exhibit A hereto); or (ii) providing services to charitable and/or civic organizations; in each case, so long as such activity does not interfere with the Executive’s performance of services to the Company or violate Executive’s obligations under ARTICLE V.

1.3	Base Salary, Bonus and Benefits.

(a)	During the Employment Period, the Company shall pay Executive an annual base salary (“Base Salary”) of Five Hundred and Five Thousand Dollars ($505,000.00) in accordance with the Company’s normal payroll practices, subject to deductions for required withholdings, including, without limitation, federal and state withholding taxes and social security taxes. Executive’s Base Salary may be increased (but not decreased) as recommended by the Compensation Committee of the Board (the “Compensation Committee”) and approved by the Board based upon Executive’s performance and the Company’s performance, as determined in the sole and absolute discretion of the Compensation Committee and the Board.

(b)	Executive shall be entitled to the opportunity to earn annual calendar year performance bonuses, with a target cash bonus of 100% of Base Salary earned during a calendar year (“Target Bonus Amount”) in accordance with performance objectives recommended by the Compensation Committee and approved by the Board. Upon the recommendation of the Compensation Committee (in consultation with Executive) and the approval of the Board, the Executive will be able to achieve a maximum potential cash bonus of 200% of Base Salary for achievement of performance goals. It is agreed that the Executive shall receive a cash bonus prorated based on the Target Bonus Amount for 2016 of approximately One Hundred Forty Two Thousand Five Hundred Six Dollars and Eighty Four Cents ($142,506.84) no later than March 15, 2017. All bonus payments shall be subject to deductions for required withholdings, including, without limitation, federal and state withholding taxes and social security taxes. The bonus shall be payable in the calendar year following the calendar year in which the performance objectives for such bonus are measured, but no later than March 15 of such year.

Aquino Employment Agreement

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(c)	Executive shall be entitled, during the Employment Period, to participate in all retirement, disability, savings, health, medical, dental, insurance, paid time off, and other fringe benefits or plans of the Company, if any, generally available to senior executives. During the Employment Period, Executive shall initially accrue 6.15 hours of paid time off per pay period, for a total of 160 hours of paid time off per calendar year.

(d)	The Company will reimburse the Executive for up to Twenty Thousand Dollars ($20,000.00) in out of pocket legal expenses for the negotiation of this Agreement. The reimbursement to be paid pursuant to this Section 1.3(d) shall be subject to the submission to the Company by the Executive of appropriate documentation and/or invoices in accordance with the customary procedures of the Company for expense reimbursement, as such procedures may be revised by the Company from time to time

(e)	The Company shall reimburse Executive for reasonable business expenses and any other out of pocket business expenses incurred in connection with the performance of his duties hereunder subject to (i) such policies as the Company may from time to time establish, and (ii) Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures. Executive shall be reimbursed for air travel and reasonable accommodations for business travel between Northern Virginia and Atlanta, Georgia, in accordance with Company policy.

1.4	Equity Awards, Incentive Compensation Plans, Special Bonuses.

(a)	The Board has approved a grant (the “Award”) to the Executive, as of the Start Date, of an award of restricted stock with respect to 1,585,000 shares of common stock of the Company, par value $0.01 per share (“Stock”), which award shall be made and the restrictions shall lapse and the Award shall vest in accordance with the terms of the Executive’s Restricted Stock Inducement Award Agreement. The terms and conditions of the Award are set forth in, and subject to, that certain Executive’s Restricted Stock Inducement Award Agreement dated as of the date hereof between Executive and the Company. Executive shall not be entitled to any additional equity grants during the Employment Period, unless otherwise determined by the Board, in its sole and absolute discretion, or as required by Section 1.4(b).

(b)	In the event that the number of shares of Stock increases or is reduced on account of a stock split, stock dividend, reverse split or similar corporate event, then the number of shares of Stock to which the Executive is entitled pursuant to any award under this Agreement shall be appropriately adjusted to prevent dilution or enlargement of the rights of the Executive pursuant to this Agreement.

(c)	The Company shall register any shares of Stock underlying equity-based compensation awarded to the Executive on an SEC Form S-8.

Aquino Employment Agreement

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ARTICLE II

TERMINATION

2.1	Termination. This Agreement and Executive’s employment may be terminated by any of the following events:

(a)	Qualifying Termination other than during a Protection Period;

(b)	Qualifying Termination during a Protection Period; or

(c)	Termination other than a Qualifying Termination.

2.2	Resignation. Upon Termination of Employment for any reason, Executive shall deliver to the Company a written resignation from all offices, memberships on the Board, and fiduciary positions in which Executive serves.

ARTICLE III
TERMINATION BENEFITS

3.1	General Termination Benefits. If Executive incurs a Qualifying Termination other than during a Protection Period, Executive will receive the following termination benefits:

(a)	Severance Pay. Subject to Sections 3.5 and ARTICLE IV, the Executive will receive Severance Pay in equal monthly installments payable over a twelve (12) month period, in accordance with the Company’s normal payroll schedule, beginning with the first such date that is at least sixty (60) days after the date of Executive’s Qualifying Termination (the “Initial Payment Date”), provided that the general release required pursuant to ARTICLE IV has been delivered to the Company and is fully executed and becomes irrevocable in accordance with its terms by the Initial Payment Date.

(b)	Accrued Obligations. The Executive will be entitled to (i) payment of any earned and unpaid Base Salary as of Termination of Employment, and (ii) payment of any earned but unpaid other amounts due as of the Termination of Employment, including, but not limited to, any unpaid, earned bonus pursuant to the Company’s short-term incentive plan (“STIP”) for any prior fiscal year (the “Accrued Obligations”). Accrued Obligations described in clause (i) above will be paid as part of Executive’s final ordinary payroll payment from Company for active employment or contemporaneously with such payment, but in no event later than thirty (30) days after such Termination of Employment, and Accrued Obligations described in clause (ii) above will be paid in accordance with the terms of the plan under which they arose (including with respect to time of payment or distribution), and shall be paid at the same time as similar payments are made to other Company executives.

(c)	Equity Compensation Adjustments. Any equity-based compensation awards granted to the Executive by Company under an Equity Agreement will be governed by the terms of such awards and such Equity Agreement. Following Executive’s Termination of Employment, Company will not grant the Executive any equity-based compensation awards.

Aquino Employment Agreement

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(d)	401(k) Savings Plan. The terms of the 401(k) Savings Plan will govern the Executive’s account balance, if any, under such 401(k) Savings Plan.

Company’s obligations pursuant to this Section 3.1 shall survive Executive’s death.

3.2	Termination Benefits in Connection with a Change of Control. If Executive incurs a Qualifying Termination during a Protection Period, Executive will receive the following termination benefits:

(a)	Severance Pay. Subject to Sections 3.5 and ARTICLE IV, Executive will receive Severance Pay in a single lump-sum on the first Company payroll date that is at least sixty (60) days after the later of (1) Executive’s Qualifying Termination, or (2) the date of the Change of Control, but only if the general release required pursuant to ARTICLE IV is executed and delivered to Company and becomes irrevocable in accordance with its terms by such date. The amount payable pursuant to this Section 3.2(a) will be reduced by the aggregate dollar amount to be paid under Section 3.1(a) above (whether such amount has already been paid or is to be paid in the future), and all amounts payable under Section 3.1(a) shall continue to be paid in the manner provided in, and at the time required by, Section 3.1(a) above with no changes.

(b)	Accrued Obligations. The Executive will be entitled to payment of any Accrued Obligations in accordance with the provisions of Section 3.1(b) above.

(c)	Equity Compensation Adjustments. Any equity-based compensation awards shall be treated in accordance with Section 3.1(c).

(d)	401(k) Savings Plan. The terms of the 401(k) Savings Plan will govern the Executive’s account balance, if any, under such 401(k) Savings Plan.

(e)	Conditional Cap on Severance Pay. If the Executive is a “disqualified individual” (as defined in Section 280G of the Code), and if the payments to the Executive pursuant to this Agreement (when considered with all other payments made to Executive which are “parachute payments” as defined in Section 280G of the Code) (the amount of all such payments, collectively, the “Parachute Payment”) result in the Executive becoming liable for the payment of any excise taxes pursuant to Section 4999 of the Code (“280G Excise Tax”), the Executive will receive the greater on an after-tax basis of (i) the severance benefits payable pursuant to this Section 3.2 or (ii) the severance benefits payable pursuant to this Section 3.2 as reduced to avoid imposition of the 280G Excise Tax (the “Conditional Capped Amount”).

Aquino Employment Agreement

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Not more than fourteen (14) days following the Termination of Employment, Company will notify the Executive in writing (A) whether the severance benefits payable pursuant to this Section 3.2 when added to any other Parachute Payments payable to the Executive exceed an amount equal to 299% (the “299% Amount”) of the Executive’s “base amount” as defined in Section 280G(b)(3) of the Code, (B) the amount that is equal to the 299% Amount, (C) whether the severance benefit described in Section 3.2(e)(i) or the Conditional Capped Amount pursuant to section 3.2(e)(ii) is greater on an after-tax basis and (C) if the Conditional Capped Amount is the greater amount, the amount that the severance benefits payable pursuant to this Section 3.2 must be reduced to equal such amount. Such reduction order may be elected by the Executive at the time to the extent legally permitted and not a violation of Code Section 280G or 409A and, if it is or is not elected within ten (10) days of the notification, it shall be done in the following order: (a) all cash severance in the reverse order to be received, (b) all equity valued without regard to Treas. Reg. §1.280G-1, Q&A-24(c) in reverse order of vesting, and (c) all equity valued pursuant to Treas. Reg. §1.280G-1, Q&A-24(c) in reverse order of vesting.

The calculation of the 299% Amount, the determination of whether the termination benefits described in Section 3.2(e)(i) or the Conditional Capped Amount described in Section 3.2(e)(ii) is greater on an after-tax basis and, if the Conditional Capped Amount in Section 3.2(e)(ii) is the greater amount, the determination of how much the Executive’s termination benefits must be reduced in order to avoid application of the 280G Excise Tax will be made by Company’s public accounting firm in accordance with section 280G of the Code or any successor provision thereto. The costs of obtaining such determination will be borne by Company.

Company’s obligations pursuant to this Section 3.2 shall survive Executive’s death.

3.3	Termination Benefits in Connection With a Termination Other Than a Qualifying Termination. If Executive has a Termination of Employment that is not described in Section 3.1 or 3.2, including due to death, Disability, or expiration of the Employment Period, Executive will receive the following termination benefits:

(a)	Severance Pay. The Executive will not receive any Severance Pay.

(b)	Accrued Obligations. The Executive or the Executive’s estate, as applicable, will be entitled to payment of any Accrued Obligations in accordance with the provisions of Section 3.1(b).

(c)	Equity Compensation Adjustments. Any equity-based compensation awards shall be treated in accordance with Section 3.1(c).

(d)	401(k) Savings Plan. The terms of the 401(k) Savings Plan will govern the Executive’s account balance, if any, under such 401(k) Savings Plan.

Aquino Employment Agreement

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3.4	Termination Prior to April 30, 2017. Notwithstanding anything to the contrary in this Agreement, if the Executive has a Termination of Employment before April 30, 2017 for any reason, Executive will be entitled to payment of any Accrued Obligations in accordance with the provisions of Section 3.1(b). The Executive will not receive any Severance Pay. Any equity-based compensation awards shall be treated in accordance with Section 3.1(c).

3.5	Code Section 409A.

(a)	It is the intention of Company and the Executive that the provisions of this Agreement either (i) provide compensation that is not deferred compensation, or (ii) provide compensation that is deferred compensation exempt from Section 409A of the Code, or (iii) provide deferred compensation that complies with Section 409A of the Code and the rules, regulations and other authorities promulgated thereunder (including the transition rules thereof) (collectively, “409A”), and all provisions of this Agreement will be construed and interpreted in a manner consistent with this intent.

(b)	To the extent Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code and as determined in good faith by Company, notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise be payable during the six-month period after separation from service will be made during such six-month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six-month period.

(c)	In the event that Company determines that any provision of this Agreement that is subject to 409A does not comply with 409A, Company, acting in good faith, will be entitled, without Executive’s consent, to amend or modify such provision to comply with 409A; provided, however, that such amendment or modification will, to the greatest extent commercially practicable, maintain the economic value to Executive of such provision.

(d)	For purposes of 409A, each installment of Severance Pay under Section 3.1(a) will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(e)	Notwithstanding anything to the contrary contained in this Agreement, a Qualifying Termination shall occur only to the extent that the Executive incurs a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.l409A-1(h).

Aquino Employment Agreement

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ARTICLE IV
CONDITIONS TO PAYMENT OF TERMINATION BENEFITS

As a condition of obtaining benefits (other than the Accrued Obligations) under ARTICLE III of this Agreement, Executive will be required to (a) within twenty-one (21) days or forty-five (45) days (depending on the circumstances of the Termination of Employment) following Termination of Employment execute and deliver to Company a general release of claims against Company, at the Company’s election, in such form as the Company then is regularly using with respect to terminated employees, and (b) comply, subject to Section 5.1 below, with the covenants set forth in ARTICLE V below. In the event that Executive does not execute and deliver a general release as set forth above, or such release is revoked (but only to the extent revocation is permitted under the terms of such general release), then the Executive will forfeit all entitlement to any payment, benefit or other amount hereunder.

ARTICLE V
RESTRICTIVE COVENANTS

5.1	Restrictive Covenants.

(a)	Executive acknowledges and agrees that: (i) Executive (1) will serve Company as a Key Executive; and/or (2) will serve Company as a Professional; and/or (3) will customarily and regularly solicit Customers and/or Prospective Customers for Company; and/or (4) will customarily and regularly engage in making sales or obtaining orders or contracts for products or services to be provided or performed by others in Company; and/or (5) (A) will have a primary duty of managing a department or subdivision of Company, (B) will customarily and regularly direct the work of two (2) or more other employees, and (C) will have the authority to hire or fire other employees; and/or (ii) Executive’s position is a position of trust and responsibility with access to (1) Confidential Information, (2) Trade Secrets, (3) information concerning Internap Employees, (4) information concerning Customers of Company, and/or (5) information concerning Prospective Customers of Company.

(b)	Executive represents and warrants that: (i) Executive is not subject to any legal or contractual duty or agreement that would prevent or prohibit Executive from performing Executive’s duties for the Company or complying with this Agreement, and (ii) Executive is not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information, owned by any other person or entity.

(c)	Executive further agrees that during Executive’s employment with the Company and in connection with the performance of Executive’s duties for the Company, Executive shall not breach any legal or contractual duty or agreement Executive entered into with any former employer or third party.

Aquino Employment Agreement

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(d)	Executive shall abide by the following both during and after Executive’s employment with Company for the periods specified below, whether or not Executive receives any benefits under this Agreement pursuant to ARTICLE III:

(i)          Trade Secrets and Confidential Information. Executive shall not: (A) both during and after Executive’s employment with Company, use, disclose, reverse engineer, divulge, sell, exchange, furnish, give away, or transfer in any way the Trade Secrets or the Confidential Information (regardless of when obtained) for any purpose other than Company’s Business, except as authorized in writing by Company; (B) during Executive’s employment with Company, use, disclose, reverse engineer, divulge, sell, exchange, furnish, give away, or transfer in any way (1) any confidential information or trade secrets of any former employer or third party, or (2) any works of authorship developed in whole or in part by Executive during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (C) upon Termination of Employment for any reason: (1) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) which are in Executive’s possession or control, or (2) destroy, delete or alter the Trade Secrets or Confidential Information without Company’s prior written consent. The obligations under this Agreement shall: (I) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and (II) with regard to the Confidential Information, remain in effect for so long as such information constitutes Confidential Information as defined in this Agreement.

The confidentiality, property and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

Notwithstanding anything to the contrary set forth in this Agreement, (i) pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C § 1833(b)(1)), no individual shall be held criminally or civilly liable under federal or state law for the disclosure of a trade secret that: (1) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) Executive shall not be prohibited from (1) exercising Executive’s rights under federal, state, or local law (including, but not limited to, Section 7 of the National Labor Relations Act or in acting as or cooperating with a whistleblower), (2) cooperating in a government or administrative investigation, or (3) revealing alleged criminal wrongdoing to law enforcement.

Aquino Employment Agreement

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(ii)          Non-Solicitation of Customers. During the Restricted Period, Executive shall not, directly or indirectly, solicit any Customer of Company for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this subsection shall apply only to those Customers (a) with whom or which Executive dealt on behalf of the Company, (b) whose dealings with the Company were coordinated or supervised by Executive, (c) about whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company, or (d) who receive products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive within two (2) years prior to the Termination of Employment.

(iii)          Non-Solicitation of Prospective Customers. During the Restricted Period, Executive shall not, directly or indirectly, solicit any Prospective Customer of Company for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this subsection apply only to Prospective Customers (a) with whom or which Executive dealt on behalf of the Company, (b) whose dealings with the Company were coordinated or supervised by Executive, or (c) about whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company.

(iv)          Non-Recruit of Employees. During the Restricted Period, Executive shall not, directly or indirectly, solicit, recruit or induce any Internap Employee to (i) terminate his or her employment relationship with Company, or (ii) work for any other person or entity engaged in the Business. For the avoidance of doubt, the foregoing restriction shall also include prohibiting Executive from disclosing to any third party the names, background information, or qualifications of any Internap Employee, or otherwise identifying any Internap Employee as a potential candidate for employment. The restrictions set forth in this subsection shall apply only to Internap Employees (a) with whom Executive had Material Interaction, or (b) that Executive, directly or indirectly, supervised.

(v)          Non-Competition. During the Restricted Period, Executive shall not, on Executive’s own behalf or on behalf of any person or entity, engage in the Business in the Territory. For purposes of this subsection, the term “engage in the Business” shall include: (a) performing or participating in any activities which are the same as, or substantially similar to, activities which Executive performed or in which Executive participated, in whole or in part, for or on behalf of the Company; (b) performing activities or services about which Executive obtained Confidential Information or Trade Secrets as a result of Executive’s association with the Company; and/or (c) interfering with or negatively impacting the business relationship between the Company and a Customer, Prospective Customer, or any other third party about whom Executive obtained Confidential Information or Trade Secrets as a result of Executive’s association with the Company.

Aquino Employment Agreement

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(vi)          Non-Disparagement. During Executive’s employment and following the termination of Executive’s employment with the Company for any reason, Executive shall not make any disparaging or defamatory statements, whether written or oral, regarding the Company, or any of its current or former officers, directors, shareholders, or employees, provided, however, that nothing in this Section shall prohibit Executive from making truthful oral or written statements (a) in the exercise of Executive’s rights under federal, state, or local law (including, but not limited to, Section 7 of the National Labor Relations Act or in acting as or cooperating with a whistleblower), (b) in connection with Executive’s cooperation in a government or administrative investigation, or (c) to reveal alleged criminal wrongdoing to law enforcement.

(vii)      Definitions. For purposes of this Section 5.1 only, capitalized terms shall be defined as follows:

(A)          “Business” means (1) those activities, products and services that are the same as or similar to the activities conducted and products and services offered and/or provided by Company within two (2) years prior to termination of Executive’s employment with Company, and (2) the business of providing information technology (IT) infrastructure services that enable businesses to securely store, host, access and deliver their online applications and media content through the Internet. Such services include, but are not limited to: (I) Internet connectivity, (II) colocation services, (III) hosting services, (IV) CDN services and (V) “Cloud” computing services.

(B)          “Confidential Information” means (1) information of Company, to the extent not considered a Trade Secret under applicable law, that (I) relates to the business of Company, (II) was disclosed to Executive or of which Executive became aware of as a consequence of Executive’s relationship with Company, (III) possesses an element of value to, and (IV) is not generally known to Company’s competitors, and (2) information of any third party provided to Company which Company is obligated to treat as confidential, including, but not limited to, information provided to Company by its licensors, suppliers or customers. Confidential Information includes, but is not limited to, (a) methods of operations, (b) price lists, (c) financial information and projections, (d) personnel data, (e) future business plans, (f) the composition, description, schematic or design of products, future products or equipment of Company or any third party, (g) advertising or marketing plans, and (h) information regarding independent contractors, employees, clients, licensors, suppliers, Customers, Prospective Customers or any third party, including, but not limited to, the names of Customers and Prospective Customers, Customer and Prospective Customer lists compiled by Company, and Customer and Prospective Customer information compiled by Company. Confidential Information shall not include any information that (x) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Executive, (y) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (z) otherwise enters the public domain other than through unlawful means by Executive.

Aquino Employment Agreement

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(C)          “Customer” means any person or entity to whom Company has sold its products or services.

(D)          “Key Executive” means that, by reason of Company’s investment of time, training, money, trust, exposure to the public or exposure to Customers, vendors or other business relationships during the course of Executive’s employment with Company, Executive will gain a high level of notoriety, fame, reputation or public persona as Company’s representative or spokesperson; will gain a high level of influence or credibility with Customers, vendors or other business relationships; or will be intimately involved in the planning for or direction of the business of Company or a defined unit of Company’s business. Such term also means that Executive possesses selective or specialized skills, learning or abilities or customer contacts or customer information by reason of having worked for Company.

(E)          “Internap Employee” means any person who (I) is employed by Company at the time of Executive’s Termination of Employment, or (II) was employed by Company during the last six (6) months of Executive’s employment with Company.

(F)          “Material Interaction” means any interaction with an Internap Employee which relates or related, directly or indirectly, to the performance of Executive’s or the Internap Employee’s duties for Company.

(G)          “Professional” means an employee who has as a primary duty the performance of work requiring knowledge of an advanced type in a field of science or learning customarily acquired by a prolonged course of specialized intellectual instruction or requiring invention, imagination, originality or talent in a recognized field of artistic or creative endeavor. Such term shall not include employees performing technician work using knowledge acquired through on-the-job and classroom training, rather than by acquiring the knowledge through prolonged academic study, such as might be performed, without limitation, by a mechanic, a manual laborer or a ministerial employee.

(H)          “Prospective Customer” means any person or entity to whom Company has solicited to sell its products or services.

(I)           “Restricted Period” means the time period during Executive’s employment with Company, and (1) for twelve (12) months following Executive’s termination of employment with the Company if such termination is a Qualifying Termination, or (2) if Executive’s employment is terminated for any reason other than a Qualifying Termination, for nine (9) months following Executive’s termination of employment with the Company.

Aquino Employment Agreement

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(J)        “Territory” means within each of the following discrete, severable, geographic areas:

(1)          the countries of the countries of Afghanistan, Albania, Algeria, Amsterdam, Andorra, Antigua and Barbuda, Argentina, Armenia, Australia, Bahamas, Bangladesh, Belgium, Belize, Bolivia, Bosnia, Brazil, Bulgaria, Canada, Canary Islands, Chile, China, Columbia, Costa Rica, Cote de Ivories’, Croatia, Curacao, Cyprus, Czech Republic, Denmark, Dominican Republic, Ecuador, Egypt, El Salvador, Estonia, Ethiopia, Fiji, France, Finland, Gaza, Great Britain, Germany, Greece, Guatemala, Guyana, Hong Kong, Honduras, Hungary, Ireland, India, Indonesia, Iran, Iraq, Israel, Italy, Jamaica, Japan, Jordan, Kenya, Korea, Kosovo, Kuwait, Lagos, Latvia, Lebanon, Luxemburg, Macao, Macedonia, Malaysia, Malta, Martinique, Mauritius, Mexico, Netherlands, New Zealand, Nicaragua, Nigeria, Norway, Oman, Pakistan, Philippines, Poland, Portugal, Puerto Rico, Qatar, Romania, Russia, Russian Federation, Saudi Arabia, Senegal, Serbia, Singapore, Slovakia, South Africa, Spain, South Korea, Sri Lanka, Sumatra, Suriname, Sweden, Switzerland, Taiwan, Thailand, The Netherlands, Trinidad & Tobago, Tunisia, Turkey, Taiwan, Uganda, United Kingdom, United Arab Emirates and Ukraine; and

(2)          the continental United States; and

(3)          the states of the states of Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin and Wyoming; and

(4)          the counties of Cherokee, Clayton, Cobb, Coweta, Dekalb, Douglas, Fayette, Forsyth, Fulton, Gwinnett, Hall, Henry, Paulding and Rockdale, Georgia; and

(5)          the counties of Calvert, Charles, Frederick, Montgomery, and Prince George’s, Maryland; the counties and/or independent cities of Alexandria, Arlington, Clarke, Culpeper, Fairfax, Falls Church, Fauquier, Loudoun, Manassas, Manassas Park, Prince William, Rappahannock, Spotsylvania, Stafford, Fredicksburg, and Warren, Virginia; the county of Jefferson, West Virginia; and the District of Columbia.

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(6)          the city of Atlanta, Georgia; and

(7)          the city of Reston, Virginia; and

(8)          a fifteen (15) air mile radius of Company’s then-current corporate headquarters; and

(9)          a fifteen (15) air mile radius of Company’s then-current Northern Virginia office; and

(10)        a fifty (50) air mile radius of Executive’s then-current primary residence.

(K)      “Trade Secrets” means information of Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors or suppliers, or a list of potential customers, clients, licensors or suppliers which is not commonly known by or available to the public and which information (I) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (II) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

5.2	Enforcement. Upon Executive’s employment with an entity that is not an Affiliate of Company (a “Successor Employer”) during the period that the provisions of this ARTICLE V remain in effect, Executive will provide such Successor Employer with a copy of this Agreement and will notify Company of such employment within thirty (30) days thereof. Upon the material, uncured, violation of any of the provisions of this ARTICLE V the payment of all severance benefits will cease, as applicable. Such relief will apply regardless of when such violation is discovered. Without by implication limiting the generality of the foregoing, Company may suspend any payments due under this Agreement pending the outcome of litigation regarding a breach of any provision of this Agreement or regarding a dispute arising from the subject matter of this Agreement.

5.3	Independent Covenants. Each of the covenants set forth in this ARTICLE V shall be construed as an agreement independent of (a) each of the other covenants set forth in this ARTICLE V, (b) any other agreements, or (c) any other provision in this Agreement, and the existence of any claim or cause of action by Executive against Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either Executive or Company may have against the other, shall not constitute a defense to the enforcement by Company of any of the covenants set forth in this ARTICLE V. Company shall not be barred from enforcing any of the covenants set forth in this ARTICLE V by reason of any breach of any other part of this Agreement or any other agreement with Executive.

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5.4	Right of Offset. If Executive is at any time indebted to Company, or otherwise obligated to pay money to Company for any reason, Company, at its election, may offset amounts otherwise payable to Executive under this Agreement against any such indebtedness or amounts due from Executive to Company, to the extent permitted by law, except that no offset may be applied to any deferred compensation that is not exempt from Section 409A of the Code.

ARTICLE VI
DISPUTE RESOLUTION

6.1	Venue and Jurisdiction. Executive and Company agree that any and all claims arising out of or relating to this Agreement shall be (a) brought in the Superior Court of Fulton County, Georgia, or (b) brought in or removed to the United States District Court for the Northern District of Georgia, Atlanta Division. Executive consents to the personal jurisdiction of the courts identified above. Executive waives (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or venue, in any action brought in such courts.

6.2	Entitlement to Injunctive Relief. If Executive breaches any of the restrictions set forth in ARTICLE V, Executive agrees that: (a) Company would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by Company; and (c) if Company seeks injunctive relief to enforce this Agreement, Executive shall waive and shall not (i) assert any defense that Company has an adequate remedy at law with respect to the breach, (ii) require that Company submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require Company to post a bond or any other security. Nothing contained in this Agreement shall limit Company’s right to any other remedies at law or in equity.

6.3	Fees and Expenses.

(a)	Except as provided in Section 6.3(b) below, if Company or Executive sues in court against the other for a breach of any provision of this Agreement or regarding any dispute arising from the subject matter of this Agreement, the prevailing party will be entitled to recover its attorneys’ fees, and court costs, regardless of which party initiated the proceedings. If there is no prevailing party, Company and Executive will each bear their own costs and attorneys’ fees incurred.

(b)	If, subsequent to a Change of Control, (i) Company or Executive sues in court, or (ii) Company contests the validity, enforceability or the Executive’s interpretation of, or determinations under, this Agreement, Company will pay all legal fees, expenses and damages which the Executive may incur as a result of the Executive’s instituting legal action to enforce the rights hereunder. If the Executive is the prevailing party or recovers any damages in such action, the Executive will be entitled to receive in addition thereto pre-judgment and post-judgment interest on the amount of such damages.

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ARTICLE VII
MISCELLANEOUS PROVISIONS

7.1	Executive Acknowledgement. Executive is entering into this Agreement of Executive’s own free will. Executive acknowledges that Executive has had adequate opportunity to review this Agreement and consult with counsel of Executive’s own choosing. Executive represents that Executive has read and understands this Agreement, Executive is fully aware of this Agreement’s legal effect and has not acted in reliance upon any statements made by Company other than those set forth in writing in the Agreement.

7.2	Cooperation. Following termination of Executive’s employment for any reason, Executive shall cooperate with Company (including its employees, officers, directors, attorneys and representatives) and furnish complete and truthful information, testimony or affidavits in connection with any matters, including, but not limited to, any litigation, investigation or other dispute, about which Executive has knowledge or information. If Executive has any contact with any party adverse to Company in any investigation, lawsuit or dispute, Executive agrees to immediately notify the Company’s SVP, General Counsel first by telephone and as soon as possible thereafter in writing, provided that the foregoing shall not apply to any contact with a potential “whistleblower” or if Executive is a “whistleblower.”

7.3	Successors and Assigns. The rights and obligations of Company under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of Company. Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, sale of assets or otherwise) to all or substantially all of the business and/or assets of Company, by a written agreement in form and substance reasonably satisfactory to Executive, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. This Agreement is personal to Executive and without the prior written consent of Company is not assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, heirs, distributes, devisees and legatees.

7.4	Amendment. Except as provided in Section 3.5, this Agreement will not be modified, changed or in any way amended except by an instrument in writing signed by Company and the Executive.

7.5	Severability. The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

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7.6	Integration. The provisions of this Agreement, the Indemnity Agreement, the Restricted Stock Inducement Award Agreement, and the Notice of Grant of Restricted Stock, and any exhibits hereto constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous oral and written agreements, representations and understandings of the parties, including without limitation Company’s severance policy, any change of control agreement and employment agreement (including any offer letter) between Executive and Company, which are hereby terminated with respect to Executive.

7.7	Choice of Law. THIS PLAN WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS OF GEORGIA OR ANY OTHER JURISDICTION, AND, WHERE APPLICABLE, THE LAWS OF THE UNITED STATES.

7.8	Survival. The provisions of ARTICLE IV, ARTICLE V, ARTICLE VI, ARTICLE VII and ARTICLE VIII will survive the termination of this Agreement. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the covenants of the Executive contained in this Agreement, including but not limited to those contained in ARTICLE IV.

7.9	No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party will be deemed a waiver of similar or dissimilar provisions or conditions at any time.

7.10	Notice. For all purposes of this Agreement, all communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or two business days after having been sent by a nationally recognized overnight courier service, addressed to Company at its principal executive office, to Company’s SVP, General Counsel, and to Executive at the Executive’s principal residence, or to such other address as any party may have furnished to the other in writing, except that notices of change of address will be effective only upon receipt.

7.11	Counterparts. This Agreement shall be executed by Company and Executive in one or more counterparts which, taken together, shall constitute one original.

7.12	Construction. This Agreement is deemed to be drafted equally by both Executive and Company and will be construed as a whole and according to its fair meaning. Any presumption or principle that the language of this Agreement is to be construed against any party will not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, subsections or clauses are to those parts of this Agreement, unless the context clearly indicates to the contrary.

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7.13	No Mitigation. In no event will Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts will not be reduced whether or not the Executive obtains other employment.

7.14	Withholding. Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

ARTICLE VIII
DEFINITIONS

8.1	“Affiliate” means a corporation that is a member of a controlled group of corporations (as defined in section 414(b) of the Code) that includes Company, any trade or business (whether or not incorporated) that is in common control (as defined in section 414(c) of the Code) with Company, or any entity that is a member of the same affiliated service group (as defined in section 414(m) of the Code) as Company.

8.2	“Board” means the board of directors of the Company.

8.3	“Cause” means: the occurrence of any of the following: (i) the willful and continued failure by the Executive to substantially perform his material duties to the Company (other than due to Executive’s Disability or any such actual or anticipated failure after Executive’s issuance of a Notice of Termination (as defined below) for Good Reason) after written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties (ii) Executive’s willful and continued failure to substantially follow and comply with such specific and lawful directives of the Board that are not inconsistent with Executive’s position as President and Chief Executive Officer of the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after Executive’s issuance of a Notice of Termination for Good Reason, after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties), (iii) the Executive has been convicted of, or pleaded nolo contendere to a felony involving moral turpitude, or (iv) the Executive has engaged in fraud against the Company or misappropriated Company property or the property of the Company’s Affiliates (other than incidental property) resulting in a material economic or financial injury to the Company or any Affiliate.

8.4	“Change of Control” means any of the following occurrences which is also a change in the ownership or effective ownership of the Company or of a substantial portion of its assets within the meaning of Treas. Reg. §1.409A-3(i)(5):

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(a)	any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 (“Person”), becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under that Act, of 30% or more of the voting stock of Company;

(b)	the majority of the Board of Directors of Company consists of individuals other than “incumbent” directors, which term means the members of the Board of Directors on the date hereof; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the incumbent directors will be considered to be an incumbent director;

(c)	Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

(d)	all or substantially all of the assets or business of Company is disposed of pursuant to a merger, consolidation or other transaction (unless the stockholders of Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of Company); or

(e)	Company combines with another company and is the surviving corporation but, immediately after the combination, the stockholders of Company immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock of the combined company (there being excluded from the number of shares held by such stockholders, but not from the voting stock of the combined company, any shares received by affiliates of such, other company in exchange for stock of such other company).

For purposes of the Change of Control definition, “Company” will include any entity that succeeds to all or substantially all, of the business of Company and “voting stock” will mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

8.5	“Code” means the Internal Revenue Code of 1986, as amended.

8.6	“Disability” means, in Company’s sole discretion, Executive becomes mentally or physically impaired or disabled such that Executive is unable to perform Executive’s duties and responsibilities hereunder for a period of at least one hundred twenty (120) days in the aggregate during any one hundred fifty (150) consecutive day period.

8.7	“Equity Agreement” means any equity plan, agreement or arrangement maintained or sponsored by Company in which Executive is a participant.

8.8	“Good Reason” shall mean a termination pursuant to Section 8.12(a)(ii).

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8.9	“401(k) Savings Plan” means the Internap 401(k) Savings Plan or any other qualified retirement plan with a cash or deferred arrangement that is maintained or sponsored by Company or any Affiliate in which Executive is a participant.

8.10	“Notice of Termination” means a notice that shall indicate the specific termination provision in this Agreement (if any) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. Any purported termination of Executive’s employment by the Company or by Executive (other than termination due to Executive’s death, which shall terminate Executive’s employment automatically) shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 7.10.

8.11	“Protection Period” means the period beginning on the date that is one hundred twenty (120) days prior to the occurrence of a Change of Control, provided that the Change of Control involves a strategic or financial buyer who had been in communication and/or negotiations with the Company prior to the termination of Executive’s employment, and ending twenty-four (24) months following the occurrence of a Change of Control.

8.12	“Qualifying Termination” means

(a)	In the case of any Termination of Employment other than during a Protection Period, “Qualifying Termination” shall mean:

(i)	the Termination of Employment by Company for any reason other than Cause, Disability or death; or

(ii)	the Termination of Employment by Executive for any of the following reasons:

(A)	a material reduction in the Executive’s Base Salary as in effect on the date hereof, or as the same may be increased from time to time, during the Employment Period;

(B)	a material change in the geographic location at which Executive must perform services for the Company,

(C)	a material reduction in Executive’s, responsibilities or duties during the Employment Period; or

(D)	a material breach of the Agreement by the Company;

provided, in each case, that the Executive has not consented to or waived compliance with, as applicable, any of the foregoing. Notwithstanding the foregoing, the Executive’s resignation shall not be considered a Qualifying Termination unless the Executive provides the Company with at least thirty (30) days’ prior written notice of his intent to resign for one of the reasons enumerated above within ninety (90) days of the existence of such reason, and the Company does not remedy the alleged violation(s) within such thirty (30)-day period.

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(b)	In the case of any Termination of Employment during a Protection Period, “Qualifying Termination” shall mean:

(iii)	the Termination of Employment by Company for any reason other than Cause, Disability or death; or

(iv)	the Termination of Employment by Executive for any of the following reasons:

(A)	a material reduction in the Executive’s Base Salary as in effect on the date hereof, or as the same may be increased from time to time, during the Employment Period;

(B)	a material change in the geographic location at which Executive must perform services for the Company,

(C)	a material reduction in Executive’s, responsibilities or duties during the Employment Period; or

(D)	a material breach of the Agreement by the Company;

provided, in each case, that the Executive has not consented to or waived compliance with, as applicable, any of the foregoing. Notwithstanding the foregoing, the Executive’s resignation shall not be considered a Qualifying Termination unless the Executive provides the Company with at least thirty (30) days’ prior written notice of his intent to resign for one of the reasons enumerated above within ninety (90) days of the existence of such reason, and the Company does not remedy the alleged violation(s) within such thirty (30)-day period.

(c)	Notwithstanding anything to the contrary contained herein, any amounts or benefits payable upon a Qualifying Termination that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code and applicable regulations will not be payable or distributable to Executive by reason of such circumstance unless the circumstances giving rise to such Qualifying Termination meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

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(d)	In the event that Executive is employed by a subsidiary of Company and not Company, for purposes of the term “Qualifying Termination,” “Company” will include such subsidiary.

8.13	“Severance Pay” (a) in the event that Section 3.1 is applicable, means cash severance payments in an amount equal to the Executive’s Base Salary as of Termination of Employment, plus Executive’s annual Target Bonus Amount under the Company’s STIP, or other applicable short term bonus plan in effect as of Executive’s Termination of Employment, or (b) in the event that Section 3.2 is applicable, means cash severance payments in an amount equal to two (2) times the sum in the preceding clause (a).

8.14	“Termination of Employment” means the date on which Executive ceases to perform duties for Company and its Affiliates. If Executive ceases to perform duties for Company or an Affiliate, but continues to perform services for another Affiliate (including Company), then Executive will not be considered to have had a “Termination of Employment” even if the two entities are no longer related through stock ownership.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

INTERNAP CORPORATION		EXECUTIVE

By:	/s/ Daniel C. Stanzione	/s/ Peter D. Aquino
Name: Daniel C. Stanzione		Name: Peter D. Aquino
Title: Chairman of the Board of Directors

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EXHIBIT A

Broad Valley Capital LLC

Broad Valley Micro Fiber Networks Inc.

FairPoint Communications, Inc.

Lumos Networks Corp.

Aquino Employment Agreement